EXHIBIT 10.90

                     [On Letterhead of Mesa Air Group, Inc.]

February 4, 1998

Mr. Larry L. Risley
Mesa Air Group, Inc.
2325 East 30th Street
Farmington, New Mexico  87401

Dear Larry:

                  In your letter dated December 4, 1997 you advised the Board of your decision to retire as Chief Executive Officer of Mesa Air Group, Inc. (the "Company") on the earlier of April 30, 1998 or the appointment of a new Chief Executive Officer. At yesterday's meeting of the Board, you resigned as Chairman of the Board. In view of your many years of faithful service to Mesa, the Board of Directors has agreed to provide you the compensation package described herein.

                  Effective as of the date of your resignation as Chief Executive Officer, the Company shall employ you as Manager of Special Projects. As Manager of Special Projects, you will have no minimum hourly requirement, nor will you be required to devote substantially all your time and attention to matters concerning the Company. Instead, you will be retained from time to time by the Board of Directors to advise and assist it in strategic acquisitions of assets, businesses, and mergers and acquisitions of other airline companies. The term of your employment hereunder as Manager of Special Projects shall be for a period of five years, terminating on the date of the fifth anniversary of your retirement as Chief Executive Officer. The Company shall pay you on a bimonthly basis, either by check or by direct deposit, at the rate of $275,000 per year. In addition, the monthly premium for health insurance for you and your wife will be paid by the Company during the term of this Letter Agreement. Such coverage shall automatically terminate immediately upon your employment with any other entity which provides health insurance coverage. You shall not, however, be eligible for any vacation pay or other fringe benefits or to participate in the Company's cash bonus or Employee Stock Option Plans. As a result of you remaining in the employ of the Company, all options previously granted to you shall vest as scheduled and may be exercised through the date of the fifth anniversary of your retirement as Chief Executive Officer in the year 2003, unless earlier terminated as a result of events described in the Employee Stock Option Plan itself.

                  As Manager of Special Projects, it is not contemplated that you will office at the Company's headquarters or corporate office. In the event you purchase Four Corners Aviation from the Company, we anticipate that you would maintain an office at Four Corners. In the event you do not purchase Four

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February 4, 1998


Corners, the Company will provide you, as additional compensation, an annual office expense allowance of $9,000 during the term of this Letter Agreement to assist in maintaining an office for your use.

                  Upon your retirement yesterday as Chairman of the Board, the Board appointed you as Chairman Emeritus of the Board of Directors. You shall continue to serve as Chairman Emeritus of the Board so long as you shall serve as a member of the Board of Directors of the Company. The directors of the Company, by their approval of the resolution authorizing this Letter Agreement, hereby agree to continue to vote to nominate you as a member of the Board of Directors and to use their best efforts to cause your election as a member of the Board of Directors through the fiscal year ended September 30, 2003. Although you will no longer have the right to participate in future grants pursuant to the Employee Stock Option Plan, as a member of the Board of Directors, you will participate in ongoing director option grants on the same basis as other members of the Board. Also, in conjunction with your service on the Board, you and Mrs. Risley will receive positive space travel benefits on the Company's airline and those of its subsidiaries and affiliates. If you are not elected to the Board at any time in the future, the Company will grant you lifetime passes for positive space travel for you and Mrs. Risley.

                  With respect to your request to purchase Four Corners Aviation, the Board will propose to you a sale of Four Corners Aviation at a price determined by an independent appraisal firm. The Board of Directors is presently interviewing independent appraisers to conduct and complete such an appraisal. Once the appraisal is completed, the Board will inform you of the sales price and enter into negotiations with you if you are still interested at that time.

                  In exchange for your agreement to enter into a covenant not to compete and maintain confidential information and trade secrets, the Board has agreed to make your employment hereunder non-terminable through the fifth anniversary of your retirement as Chief Executive Officer of Mesa in the year 2003. As a result, regardless of the number of hours you assist the Board per year and other issues related to the scope or performance of your work, the Board agrees that it will not terminate this Letter Agreement, and the Company shall pay you as set forth above through the date of the fifth anniversary of your employment under this Letter Agreement. You will have the right to receive pay for the five (5) year period and all options previously granted will remain exercisable through the five year period.

                  You shall not engage in any business or perform any service, directly or indirectly, or have any interest, whether as a proprietor, partner, employee, investor, principal, agent consultant, director or officer, in any

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February 4, 1998


enterprise, within those areas of the United States where the Company or any of its affiliates or subsidiaries operates, which is in competition with the business of the Company or any of its affiliates or subsidiaries, regardless of the type of aircraft operated, (i) during the term of your employment hereunder, or (ii) within one (1) year after the termination of your employment. You may, however, purchase less than two percent (2%) of the outstanding shares of any company whose shares are traded on a national exchange and which, at the time of purchase, is not engaged in competition with the Company or any of its affiliates or subsidiaries.

                  If any court shall determine that the duration or geographical limit of any of the foregoing restrictions are unenforceable, it is the intention of the parties that the foregoing restrictions shall not be terminated but shall be deemed amended to the extent required to render them valid and enforceable.

                  You acknowledge that you have and will have access to trade secrets and confidential business information of the Company and its affiliates and subsidiaries and that any such trade secret or confidential information, regardless of whether you alone or with others developed any such trade secret or confidential information, shall be and shall remain the property of the Company or its affiliates or subsidiaries. During the term of this Letter Agreement and after termination of employment, you shall not, either voluntarily or involuntarily, on either his own account, as a member of a firm, or on behalf of another employer or otherwise, directly or indirectly use or reveal to any person, partnership, corporation or association any trade secret or confidential information of the Company or any of its subsidiaries or affiliates. Such trade secrets shall include, but shall not be limited to, business plans, marketing plans or programs, any non-public financial information, including but not limited to, financial information, forecasts and statistics relating to routes and markets, contracts, customer lists, compensation arrangements and business opportunities. The term "trade secrets" shall not include information generally available to the public or a governmental agency except information provided to the U.S. Securities and Exchange Commission or other governmental agencies on a confidential basis. You agree that your will not make available to any person, partnership, corporation or association, or retain after termination of employment, any policy manuals, printed materials or computer disc containing information related to the Company or to any subsidiary or affiliate of the Company.

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February 4, 1998


                  You acknowledge that the restrictions related to the covenants above are a reasonable and necessary protection of the immediate interests of the Company and its affiliates and subsidiaries and that any violation of these restrictions would cause substantial injury to the Company. In the event of a breach or threatened breach, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining you from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

                  This Letter Agreement shall be governed by Nevada law. At the option of the Company, any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, shall be settled by arbitration in Farmington, New Mexico, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. You agree that upon a breach or violation of the covenant not to compete and confidentiality provisions, in addition to all other remedies, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction.

                  If the foregoing is in accordance with your understanding of our agreement, would you please so indicate in the space provided therefor below, whereupon this Letter Agreement shall become a binding agreement between you and the Company.

                                                MESA AIR GROUP, INC.



                                                By: /s/ Paul R. Madden
                                                   ----------------------
                                                    Chairman of the Board

Accepted and agreed to this 16th day of
February, 1998.


   /s/ Larry L. Risley
-------------------------
     Larry L. Risley